BANK OF AMERICA, N.A.	WACHOVIA BANK, NATIONAL ASSOCIATION

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of the 29th day of November, 2005, by and among BANK OF AMERICA, N.A., WACHOVIA BANK, NATIONAL ASSOCIATION, and PORTFOLIO RECOVERY ASSOCIATES, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from the Banks, and the Banks desire to extend credit to Borrower for use by Borrower in its business. This Agreement sets forth the terms and conditions on which the Banks will advance credit to Borrower.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND INTERPRETATION.

1.1 Definitions. Capitalized terms used herein and not defined in the specific section in which they are used shall have the meanings assigned to such terms in Exhibit A. Terms not defined in a specific section or in Exhibit A which are defined in the Code shall have the meanings assigned to such terms in the Code.

1.2 Accounting Terms. All accounting terms not specifically defined in Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

1.3 Use and Application of Terms. To the end of achieving the full realization by the Banks of their rights and remedies under this Agreement, including payment in full of the Obligations, in using and applying the various terms, provisions and conditions in this Agreement, the following shall apply: (i) the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar words refer to this Agreement; (ii) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (iii) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, trusts, business trusts, corporations and other registered or legal organizations, including public and quasi-public bodies, as well as individuals; (iv) the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar; (v) the phrase “costs and expenses”, or variations thereof, shall include, without limitation, the reasonable fees of the following persons: attorneys, legal assistants, accountants, engineers, surveyors, appraisers and other professionals and service providers; (vi) as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning; (vii) this Agreement shall not be applied, interpreted and construed more strictly against a person because that person or that person’s attorney drafted this Agreement; and (viii) wherever possible each provision of this Agreement and the other Loan Documents shall be interpreted and applied in such manner as to be effective and valid under applicable Requirements of Law, but if any provision of this Agreement or any of the other Loan Documents shall be prohibited or invalid under such law, or the application thereof shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions, or the application thereof shall be in a manner and to an extent permissible under applicable Requirements of Law.

2. CREDIT EXTENSIONS.

2.1 (a) Credit Extensions. Subject to and upon the terms and conditions of this Agreement and provided that no Event of Default has occurred and is continuing, the Banks shall make available to Borrower the Revolving Facility and Credit Extensions thereunder generally described as follows: a revolving line of credit in an amount equal to the lesser of: (i) Seventy-Five Million Dollars ($75,000,000) and (ii) twenty percent (20%) of Borrower’s and Portfolio Recovery Associates, LLC’s Estimated Remaining Collections of all Eligible Asset Pools (the “Revolving Facility”). The Revolving Facility and related Credit Extensions which are to be made available to Borrower are more fully described below in this Section 2.1 and unless otherwise provided in this Agreement, the Revolving Facility and related Credit Extensions shall be evidenced by one or more Promissory Notes from Borrower to the Banks and the Credit Extensions shall bear interest, and the Credit Extensions, the interest and the fees, charges, premiums and costs and expenses associated therewith, shall be repayable in accordance with the terms of such Promissory Notes and this Agreement.

(b) Revolving Facility. At any time from the date hereof through the Maturity Date, Borrower may request and the Banks agree to make advances (“Advance” or “Advances”) to Borrower to finance working capital needs for its business and to finance acquisitions permitted by Section 7.3 – and not for any other purpose. The aggregate amount of outstanding Advances shall not exceed at any time the Committed Revolving Line. If no Event of Default has occurred and is continuing, amounts borrowed under the Revolving Facility may be repaid and reborrowed at any time prior to the Maturity Date.

2.2 Credit Extensions – Disbursements. (a) Whenever Borrower desires an Advance, Borrower shall notify each Bank by facsimile transmission or telephone no later than 10:00 a.m. eastern time, on the Business Day on which Borrower desires the Advance to be made. Each notification by facsimile transmission shall include the information requested on the form attached as Exhibit B, shall be submitted substantially in the form of Exhibit B and shall be signed by a Responsible Officer or a designee thereof. Each notification by telephone shall include the information requested on the form attached as Exhibit B and each notification by telephone shall be followed within one Business Day by a facsimile transmission which meets the criteria regarding a facsimile transmission. Each Bank shall be entitled to rely on any telephonic notice given by a person who such Bank reasonably believes to be a Responsible Officer or a designee thereof. No Bank shall have any liability to Borrower or any other person for its failure to make an Advance on the date requested by Borrower, unless such failure is the result of willful misconduct or gross negligence of such Bank; and if such Bank’s failure is a result of willful misconduct or gross negligence, its liability shall be limited to actual damages only – no Bank shall be liable for indirect, speculative, consequential or punitive damages and losses. Where Borrower maintains its operating deposit account with a Bank, such Bank will credit the amount of the Advances made by such Bank to such account.

(b) Borrower shall use its best efforts to ensure that each request for an Advance is made of all Banks, in accordance with each Bank’s Borrowing Percentage, and all payments and pre-payments to the Banks shall be made Pro Rata, it being understood that the parties intend that Credit Extensions hereunder, and outstanding balances to each Bank, shall approximate each Bank’s Borrowing Percentage as closely as practicable.

2.3 Overadvances. If, at any time, the aggregate amount of the outstanding principal under any Credit Extension exceeds the Committed Revolving Line, the Borrower shall immediately pay to each Bank, in cash, its Pro Rata portion of such excess.

2.4 Charging of Payments. A Bank may, after the occurrence of an Event of Default, at its option, set-off and apply to the Obligations and otherwise exercise its rights of recoupment as to any and all (i) balances and deposits of Borrower held by such Bank, (ii) indebtedness and other obligations at any time owing to or for the credit or the account of Borrower by such Bank and by any of such Bank’s Affiliates. A Bank may, after notice to Borrower at its option, also charge all payments required to be made on any of the Obligations against the Committed Revolving Line. If a Bank charges the aforementioned payments against the Committed Revolving Line, the same shall be deemed an Advance thereunder and the amount of the Advance shall thereafter accrue interest at the interest rate applicable from time to time to Advances; and if a Bank charges payments as aforesaid, such Bank may, in its discretion, limit, declare a moratorium on and terminate Borrower’s right under this Agreement to receive additional Advances, after notice to Borrower and each other Bank, and a Bank’s decision to do one of the foregoing does not prevent it from later doing any one or more of the others.

2.5 Fees. In addition to the other fees, charges, costs and expenses required to be paid by Borrower under this Agreement and the other Loan Documents, Borrower shall pay to the Banks the fees, charges, costs and expenses set forth in this Section 2.5.

(a) Unused Facility Fee. Borrower shall pay to each Bank an annualized three-tenths of one percent (0.30%) Unused Facility Fee, which shall be payable monthly on the first day of each month, and which shall be based upon the average amount of the Unused Revolving Facility for the preceding calendar month for each Bank relative to each such Bank’s Commitment. The average amount of the Unused Revolving Facility for any partial month shall be calculated based on the unused amounts in such partial month.

(b) Bank Expenses. On the Closing Date, Borrower shall pay to the Banks all reasonable Bank Expenses incurred through the Closing Date and shall pay, as and when demand is so made by a Bank to Borrower, all reasonable Bank Expenses incurred relating to completion, after the Closing Date, of matters related to closing of this Agreement. Borrower shall be responsible for its own fees and expenses, including its legal fees.

2.6 Documentary and Intangible Taxes; Additional Costs. To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes and fees, Borrower shall pay, on a Bank’s demand, all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with the Credit Extensions and any extension, renewal and modification thereof, or assessed, charged and required to be paid in connection with this Agreement, any of the other Loan Documents and any extension, renewal and modification of any of the foregoing. If, with respect to this Agreement or the transactions hereunder, any Requirement of Law (i) subjects a Bank to any tax (except federal, state and local income taxes on the overall net income of a Bank), (ii) imposes, modifies and deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in, or loans by a Bank, or (iii) imposes upon a Bank any other condition, and the result of any of the foregoing is to increase the cost to such Bank, reduce the income receivable by such Bank or impose any expense upon such Bank with respect to the Obligations, Borrower agrees to pay to such Bank the amount of such increase in cost, reduction in income or additional expense within thirty (30) days following presentation by such Bank of a statement of the amount and setting forth such Bank’s calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

2.7 Term of Agreement. This Agreement shall become effective on the Closing Date and shall continue in full force and effect until the last to occur of (i) payment in full of all of the Obligations or (ii) termination of the Banks’ obligations to make Credit Extensions under this Agreement. Notwithstanding the foregoing, each Bank shall have the right to limit, declare a moratorium on and terminate its obligation to make Credit Extensions under this Agreement immediately and without notice to Borrower (but with immediate written notice to each other Bank) upon the occurrence and during the continuance of an Event of Default; and such action by a Bank shall not constitute a termination of this Agreement, shall not constitute a termination of Borrower’s obligations under this Agreement or the other Loan Documents and shall not adversely affect or impair any Bank’s security interests in the Collateral. A Bank’s decision to do any one of the foregoing (i.e., limit, declare a moratorium and terminate its obligations to make Credit Extensions) shall not prevent it from exercising any one or more of the other options available to it at any other time. The Banks shall review the Maturity Date annually, and shall notify Borrower (pursuant to a notice substantially in the form of the Notice of Extension attached hereto) not less than sixty (60) days before each anniversary of this Agreement only if they intend to extend the Maturity Date to a date which is one year beyond the then current Maturity Date.

3. CONDITIONS OF CREDIT EXTENSIONS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of any Bank to make the initial Credit Extension is subject to the condition precedent that all of the conditions and requirements set forth in this Section 3.1 and Section 3.2 have been satisfied and completed, or the satisfaction and completion thereof waived by the Banks. If all of the conditions are not met to all Banks’ satisfaction, or the completion thereof waived by each Bank, each Bank may, at its option, (i) withhold disbursement until the same are met, (ii) close and require that any unsatisfied conditions be satisfied as a condition subsequent to closing within such period of time as may be designated by such Bank or (iii) terminate its obligation to make any Credit Extension and recover from Borrower all Bank Expenses incurred by such Bank in connection with its preparations for making the Credit Extensions, together with the fees and other costs and expenses required to be paid by Borrower under the Commitment. A waiver by the Banks of a condition must be in writing to be effective and a waiver as to one or more conditions shall not constitute a waiver as to other conditions and shall not establish a “course of dealing or practice” that would require a waiver of the same or a similar condition at some later time. A waiver shall not be deemed effective against the rights of a Bank unless expressly given by such Bank.

(a) Loan Documents, etc. Each Bank shall have received an original of this Agreement, duly executed by Borrower and any other persons who are parties hereto, and all of the information, certifications, certificates, authorizations, consents, approvals, title and other insurance policies and commitments, financial statements, financing statements, agreements, documents and records as the Banks and their counsel may deem reasonably necessary or appropriate.

(b) Payment of Fees. Each Bank shall have received payment of the fees and Bank Expenses then due, as specified in Section 2.

(c) No Event of Default. No Event of Default shall have occurred and be continuing as of the Closing Date, or after giving effect to the initial Credit Extension to be made at or immediately after closing.

(d) Additional Matters. All other legal and non-legal matters as any Bank or its counsel deems reasonably necessary or appropriate to be satisfied, completed and received prior to the initial Credit Extension shall be satisfied, completed and received in form and substance satisfactory to such Bank and its counsel; and the Bank’s counsel shall have received duly executed counterpart originals, or certified or other such copies of all records as such counsel may reasonably request.

3.2 Conditions Precedent to All Credit Extensions. The obligation of any Bank to make each Credit Extension, including the initial Credit Extension, is further subject to all of the conditions and requirements set forth in this Section 3.2 being satisfied and completed, or the satisfaction and completion thereof waived by each Bank.

(a) Loan Payment/Advance Request Form. Each Bank shall have received, as and when required, a completed Loan Payment/Advance Request Form in the form of Exhibit B attached hereto.

(b) Representations and Warranties; No Event of Default. The representations and warranties referenced in Section 5 and in the other Loan Documents shall be true and correct on and as of the date of such Loan Payment/Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this subsection.

(c) Audit of Collateral. At any Bank’s election, such Bank shall have received from Borrower an internally prepared report of the Collateral (including, without limitation, Borrower’s and Portfolio Recovery Associates, LLC’s Asset Pools), in a format consistent with the form included in Borrower’s quarterly and annual public filings. In the event Borrower’s accountants make material corrections or modifications to the report presented to them for review, Borrower shall immediately inform each Bank of such corrections or modifications.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to the Banks a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure the prompt repayment of any and all Obligations and to secure the prompt performance by Borrower of each of its covenants, duties and obligations under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired or arising after the date hereof. Notwithstanding any limitation of, moratorium on or termination of any Bank’s obligation to make Credit Extensions under this Agreement, the Banks’ security interest on the Collateral shall remain in full force and effect for so long as any Obligations are outstanding.

4.2 Delivery of Additional Documentation Required. (a) To the extent that such documentation is physically available to Borrower; Borrower shall from time to time execute and deliver to any Bank, at the request of such Bank, all Negotiable Collateral, all Financing Statements and other documents and records that such Bank may request, in form and substance satisfactory to such Bank and its counsel, to perfect and continue perfected such Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower hereby consents to the filing by any Bank of Financing Statements and such other instruments and documents in any jurisdictions or locations deemed advisable or necessary in such Bank’s discretion to preserve, protect and perfect such Bank’s security interest and rights in the Collateral. Borrower further consents to and ratifies the filing of such Financing Statements and other instruments and documents prior to the Closing Date. If Borrower has executed and delivered to any Bank a separate security agreement or agreements in connection with any or all of the Obligations, that security agreement or those security agreements and the security interests created therein shall be in addition to and not in substitution of this Agreement and the security interests created hereby, and this Agreement shall be in addition to and not in substitution of the other security agreement or agreements and the security interests created thereby, but shall be subject at all times to the Intercreditor Agreement. In all cases this Agreement and the aforesaid security agreement or agreements, as well as all other evidences or records of any and all of the Obligations and agreements of Borrower, the Banks and other persons who may be obligated on any of the Obligations, shall be applied and enforced in harmony with and in conjunction with each other to the end that each Bank realizes fully upon its rights and remedies in each and the Liens created by each; and, to the extent conflicts exist between this Agreement and the other security agreements and records, they shall be resolved in favor of the Banks for the purpose of achieving the full realization of the Banks’ collective rights and remedies thereunder and the Liens as aforesaid.

(b) Borrower shall take reasonable steps to provide that computer or other records representing or evidencing an Account contain (by way of stamp, legend or other method satisfactory to the Banks) the following language: “Pledged to Bank of America and Wachovia Bank as Collateral” or such other language as the Banks may from time to time require. After an Event of Default, if requested by any Bank, all contracts, documents, instruments and chattel paper evidencing an Account shall contain (by way of stamp, legend or other method satisfactory to such Bank) the above quoted language. Failure to deliver physical possession of any instruments, documents, or writings in respect of any Account to any Bank, or all of them, shall not invalidate any such Bank’s security interest therein. To the extent that possession may be required by applicable law for perfection of a Bank’s security interest, the original chattel paper and instruments representing the Accounts (to the extent available) shall be deemed to be held by such Bank, although kept by Borrower or Guarantor as the custodial agent of such Bank(s). Borrower or Guarantor (as the case may be) shall, at any reasonable time and at Borrower’s or Guarantor’s own expense, upon any Bank’s reasonable request, physically deliver to such Bank on computer disk or other electronic data storage means which shall be machine readable in Microsoft Access or such other form as mutually agreed upon by the parties hereto, copies of all Accounts (including any instruments, documents or writings in respect of any Account together with all other instruments, documents or writings in respect of any collateral securing each Account, then in Borrower’s or Guarantor’s control) assigned to a Bank to any reasonable place or places designated by such Bank. All Accounts shall, regardless of their location, be deemed to be under the Banks’ dominion and control (with both paper and computer files so labeled) and deemed to be in the Bank or Banks’, as applicable, possession.).

(c) A copy of any notice or request by any Bank pursuant to this Section 4.2, and any response or information provided by Borrower to any Bank pursuant to this Section 4.2, shall be delivered to all other Banks simultaneously.

4.3 Power of Attorney. Borrower does hereby irrevocably constitute and appoint each Bank, or any of them, its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to execute, deliver and file such agreements, documents, notices, statements and records, to include, without limitation, Financing Statements, and to do or undertake such other acts as any such Bank, after notice to Borrower and each other Bank, and after providing a copy of any such item to Borrower in its sole discretion, deems necessary or advisable to effect the terms and conditions of this Agreement, the other Loan Documents and to otherwise preserve, protect and perfect the security of the security interest in the Collateral. The foregoing appointment is and the same shall be coupled with an interest in favor of the Banks. Notwithstanding the foregoing present grant of a power of attorney by Borrower to the Banks, except as otherwise provided in this Agreement and except with respect to filing of Financing Statements and other actions any Bank deems necessary or appropriate to preserve, protect, and perfect or continue the perfection of its security interests in the Collateral, no Bank shall exercise the rights granted to it under this Section 4.3 until after the occurrence of an Event of Default, or the occurrence of an event which, upon the giving of any required notice or the lapse of any required period of time, would be an Event of Default.

4.4 Right to Inspect and Audit. Any Bank (through any of its officers, employees, agents or other persons designated by such Bank) shall have the right, at its own expense (except after the occurrence of an Event of Default at Borrower’s expense and without notice) upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s Books and to make copies thereof and to inspect, check, test, audit and appraise the Collateral and Borrower’s business affairs in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to the Collateral and Borrower’s compliance with the terms and conditions of this Agreement and the other Loan Documents. A Bank shall make reasonable efforts to minimize disruption of Borrower’s operations when conducting such work. Borrower shall permit representatives of the Banks to discuss the business, operations, properties and financial and other conditions of Borrower with its officers, board members, executives, managers, members, partners, employees, agents, independent certified public accountants and others, as applicable. The representatives of the Banks will maintain the confidentiality of non-public information obtained from such discussions or otherwise and will not trade the Borrower’s stock based upon material, non-public information concerning the Company that the representatives of the Banks may obtain. Notwithstanding the foregoing provisions of this Section 4.4, the Banks shall not be required to give prior notice or limit their inspections to normal business hours if they, or any of them, deem an emergency or other extraordinary situation to exist with respect to the Collateral, Borrower’s Books and their other rights hereunder.

4.5 Collection of Accounts. In addition to its other rights and remedies in this Agreement, the Banks shall have the rights and remedies set forth in this Section 4.5, all of which may be exercised by the Banks, or any of them, upon the occurrence of an Event of Default, or the occurrence of an event which, upon the giving of any required notice or the lapse of any required period of time, would be an Event of Default.

(a) After the occurrence of an Event of Default, but subject to the terms of the Intercreditor Agreement, or the occurrence of an event or condition which, after the giving of any required notice and the lapse of any required period of time, would be an Event of Default, each Bank is authorized and empowered at any time in its sole discretion (i) to demand, collect, settle, compromise for, recover payment of, to hold as additional security for the Obligations and to apply against the Obligations any and all sums which are now owing and which may hereafter arise and become due and owing upon any of said Accounts and upon any other obligation to Borrower (to include making, settling, adjusting, collecting and recovering payment of all claims under and decisions with respect to Borrower’s policies of insurance); (ii) to enforce payment of any Account and any other obligation of any person to Borrower either in its own name or in the name of Borrower; (iii) to endorse in the name of Borrower and to collect any instrument or other medium of payment, whether tangible or electronic, tendered or received in payment of the Accounts that constitute Collateral and any other obligation to Borrower; (iv) to sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts and notices to account debtors; and (v) dispose of any Collateral constituting Accounts and to convert any Collateral constituting Accounts into other forms of Collateral. But, under no circumstances shall any Bank be under any duty to act in regard to any of the foregoing matters. Without limiting the provisions of Section 4.3 hereof, but in addition thereto, Borrower hereby appoints each Bank and any employee or representative of each Bank as such Bank may from time to time designate, as attorneys-in-fact for Borrower, to sign and endorse in the name of Borrower, to give notices in the name of Borrower and to perform all other actions necessary or desirable in the reasonable discretion of such Bank to effect these provisions and carry out the intent hereof. Borrower hereby ratifies and approves all lawful acts of such attorneys-in-fact and except as otherwise provided for herein, neither any Bank nor any other such attorneys-in-fact will be liable for any lawful acts of commission or omission nor for any error of judgment or mistake of fact or law. The foregoing power, being coupled with an interest, is irrevocable so long as any Account pledged and assigned to such Bank remains unpaid and this Agreement or any other Loan Document is in force. The costs and expenses of such collection and enforcement shall be borne solely by Borrower whether the same are incurred by a Bank or on behalf of a Bank or Borrower and, if paid or incurred by a Bank, the same shall be an Obligation owing by Borrower to such Bank, payable on demand with interest at the Default Rate, and secured by this Agreement and the other Loan Documents. Borrower hereby irrevocably authorizes and consents to all account debtors and other persons communicating after an Event of Default with any Bank, or its agent, with respect to Borrower’s property, business and affairs and to all of the foregoing persons acting after an Event of Default upon and in accordance with a Bank’s, or its representative’s, instructions, directions and demands, including, without limitation, such Bank’s request and demand to pay money and deliver other property to such Bank or Bank’s representatives, all without liability to Borrower for so doing, except as otherwise provided herein.

(b) After the occurrence of an Event of Default, or the occurrence of an event or condition which after the giving of any required notice or the lapse of any required period of time, would be an Event of Default, at any Bank’s request, Borrower will forthwith upon receipt of all checks, drafts, cash and other tangible and electronic remittances in payment or on account of Borrower’s Accounts, deposit the same in a special bank account maintained with such Bank or its representative, over which such Bank and its representative (as applicable) have the sole power of withdrawal and will designate with each such deposit the particular Account upon which the remittance was made. The funds in said account shall be held by such Bank as security for the Obligations (and shall be subject to the terms of the Intercreditor Agreement). Said proceeds shall be deposited in precisely the form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make, and which endorsement the Bank and its representative (as applicable) are also hereby authorized to make on Borrower’s behalf. Pending such deposit, Borrower agrees that it will not commingle any such checks, drafts, cash and other remittances with any of Borrower’s funds or property, but will hold them separate and apart therefrom and upon an express trust for the Banks until deposit thereof is made in the special account. After the occurrence of an Event of Default, or the occurrence of an event or condition which after the giving of any required notice or the lapse of any required period of time, would be an Event of Default, the Bank maintaining such account may at anytime and from time to time, in its sole discretion but subject to the terms of the Intercreditor Agreement, apply any part of the credit balance in the special account to the payment of all or any of the Obligations, and to payment of any other obligations owing to the Banks under or on account of this Agreement or any of the other Loan Documents. On the Maturity Date and upon the full and final payment of all of the Obligations and the other obligations as aforesaid, together with a termination of all Bank’s obligation to make additional Advances, each Bank will pay over to the Borrower any excess good and collected funds received by such Bank from Borrower, whether received as a deposit in the special account or received as a direct payment on any of the Obligations.

(c) After the occurrence of an Event of Default, or the occurrence of an event or condition which after the giving of any required notice or the lapse of any required period of time, would be an Event of Default, each Bank shall have the absolute and unconditional right to apply for and to obtain the appointment of a receiver, custodian or similar official for all or a portion of the Collateral, including, without limitation, the Accounts, to, among other things, manage and sell the same, or any part thereof, and to collect and apply the proceeds therefrom to payment of the Obligations as provided in this Agreement and the other Loan Documents. Any such receiver, custodian or similar official, if required, shall be qualified and licensed as a collection agency in each state or territory in which any customer Accounts may be so collected or managed. In the event of such application, Borrower consents to the appointment of such qualified and licensed receiver, custodian or similar official and agrees that such receiver, custodian or similar official may be appointed without further notice to Borrower beyond any notice required to be given to Borrower prior to the occurrence of an Event of Default, if any, without regard to the adequacy of any security for the Obligations secured hereby and without regard to the solvency of Borrower or any other person who or which may be liable for the payment of the Obligations or any other obligations of Borrower hereunder. All costs and expenses related to the appointment of a receiver, custodian or other similar official hereunder shall be the responsibility of Borrower, but if paid by any Bank, Borrower hereby agrees to pay to such Bank, on demand, all such costs and expenses, together with interest thereon from the date of payment at the Default Rate. All sums so paid by a Bank, and the interest thereon, shall be an Obligation owing by Borrower to such Bank, and secured by this Agreement and the other Loan Documents. Notwithstanding the appointment of any receiver, custodian or other similar official, each Bank shall be entitled as pledgee to the possession and control of any cash, deposits, accounts, account receivables, documents, chattel paper, documents of title or instruments at the present or any future time held by, or payable or deliverable under the terms of the Loan Documents to such Bank. If the balance of the Obligation outstanding is ZERO at any time prior to the Maturity Date, and no Event of Default has occurred or is continuing and the Banks have no further obligation to make Advances, the Bank or Banks, as applicable shall terminate the appointment of any such receiver custodian or similar official.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to each Bank that, as of the date of this Agreement, there are no Subsidiaries of Borrower other than the Guarantor. Further, Borrower represents and warrants to each Bank that the certifications, representations and warranties set forth in the Certificate of Borrower which has been executed and delivered by Borrower to each Bank contemporaneously with the execution and delivery of this Agreement by Borrower to each Bank are true, correct and accurate as of the date of this Agreement or such other date as may be specifically set forth in a particular certification, representation or warranty. Borrower agrees that all certifications, representations and warranties set forth herein shall be continuing certifications, representations and warranties of Borrower to each Bank.

6. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that until the termination of the Banks’ obligations under this Agreement to make Credit Extensions and the payment in full of the Obligations, Borrower shall do each and all of the matters set forth in this Section 6; and Borrower acknowledges to each Bank that the breach or default by Borrower of any of the covenants and agreements set forth below in this Section 6 is and the same shall be material.

6.1 Good Standing and Government Compliance. Borrower shall maintain in good standing its and each of its Subsidiaries’ organizational existence in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the conduct of their respective businesses or their respective ownership of property requires that they be so qualified. Borrower shall comply, and shall cause each Subsidiary to comply with all Requirements of Law to which they are subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could have a Material Adverse Effect, or an adverse effect in a material manner on the Collateral or the priority of the Banks’ security interest in the Collateral.

6.2 Payment/Performance. Borrower shall pay when due all amounts owing to the Banks under this Agreement and the other Loan Documents and promptly perform all other obligations of Borrower thereunder and hereunder.

6.3 Use of Loan Funds. Borrower shall use all loan proceeds disbursed to Borrower only for the purposes stated in this Agreement and the other Loan Documents.

6.4 Financial Statements; Reports; Certificates.

(a) Borrower shall deliver to each Bank each and all of the financial statements, reports, certificates and other records referenced under this subsection (a) and such other statements, reports, certificates and records as any Bank may reasonably request from time to time.

(i) As soon as available, but in any event within thirty (30) days after the end of each calendar quarter, Borrower shall deliver to each Bank internally prepared consolidated financial statements.

(ii) Beginning with the fiscal year ending December 31, 2005, as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, Borrower shall deliver to each Bank audited CPA prepared consolidated and, upon request of any Bank, internally prepared consolidating, financial statements of Borrower (including a balance sheet, an income statement and a statement of retained earnings, each with the related notes and changes in the financial position for such year and setting forth in comparative form the figures for the prior year) prepared in accordance with GAAP, consistently applied, together with (with respect to the CPA prepared statements) an opinion on such financial statements that is unqualified or qualified in a manner acceptable to the Banks from an independent certified public accounting firm reasonably acceptable to the Banks. After the occurrence of an Event of Default, any Bank may request and Borrower shall so provide audited CPA prepared consolidating statements which meet the foregoing requirements established for consolidated statements.

(iii) Within thirty (30) days after the last day of each fiscal quarter, Borrower shall deliver to each Bank a statement of Borrower’s Net Finance Receivable prepared and presented in a manner and format consistent with past practice and consistent with the manner and format employed in Borrower’s public filings, and will be consistent with the information contained in Borrower’s public filings for the same periods.

(iv) If applicable, Borrower shall deliver to each Bank copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Liabilities and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

(v) Within thirty (30) days after the last day of each fiscal quarter, Borrower shall deliver to each Bank a report of any legal actions pending or threatened against Borrower or any Subsidiary, which report shall include at a minimum the claimant, the amount of the claim, the defendants named and the date of such claim. Borrower agrees to cooperate in good faith with respect to any additional information requested by any Bank with respect to such reports.

(b) Within thirty (30) days after the last day of each month, Borrower shall deliver to each Bank a Borrowing Base Certificate dated and signed by a Responsible Officer in substantially the form of Exhibit D hereto that provides the required information that is current within one day.

(c) Within thirty (30) days after the last day of each month, Borrower shall deliver to each Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(d) Borrower shall provide such additional statements and information as any Bank may from time to time request, in form reasonably acceptable to the Banks. Each Bank shall keep such information confidential which is marked “Confidential” and which has not been disclosed to third parties, and shall not disclose such information to any department of such Bank which provides investment and stock brokerage services.

6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment of, or deposit or withholding of, all federal, state and local taxes, assessments or contributions required of it by all Requirements of Law, and will execute and deliver to each Bank, on demand, appropriate certificates attesting to the payment, deposit or withholding thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks required by the Banks, acting reasonably and taking into account the types and risks customarily insured against by businesses similar to Borrower’s. Unless otherwise directed by the Banks, the insurance shall be all risk replacement cost insurance with agreed amount endorsement, standard noncontributing mortgagee clauses and standard waiver of subrogation clauses. Borrower shall also maintain general liability, workmen’s compensation and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s, unless the Banks reasonably direct otherwise, in which event Borrower shall maintain such insurance in amounts and types as the Banks reasonably direct.

(b) All policies of insurance shall be in such form and with such companies as may be reasonably satisfactory to the Banks. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to the Banks, showing the Banks, collectively, as additional loss payees, and all liability insurance policies shall show the Banks, collectively, as additional insureds. All policies shall specify that the insurer must give at least twenty (20) days’ notice to each Bank before canceling its policy for any reason. Upon any Bank’s request, Borrower shall deliver to each Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any casualty policy or policies shall, at the payee Bank’s option, be payable to such Bank to be applied on account of the Obligations, except for casualty policies insuring loss of assets encumbered by Permitted Liens which are prior to the Lien of such Bank.

6.7 Primary Depository. Each of Borrower and its wholly owned Subsidiaries (excluding the operating depositing account of PRA Receivables Management, LLC, d/b/a Anchor Receivables Management) shall maintain their primary operating depository accounts with the Banks during the term of the Revolving Facility. At least one operating deposit account shall be maintained with each Bank.

6.8 Financial Covenants. On a consolidated basis, Borrower shall maintain, as of the last day of each calendar month unless stated otherwise, and Borrower shall fully and timely comply on a consolidated basis with, each and every one of the financial maintenance covenants set forth in this Section and others that may be contained in this Agreement and the other Loan Documents.

(a) Funded Debt to EBITDA. A ratio not exceeding 1.0:1.0.

(b) Tangible Net Worth. Maintain on a consolidated basis Tangible Net Worth equal to at least 100% of Tangible Net Worth reported by Borrower at September 30, 2005, plus 25% of cumulative positive net income accrued since the end of such fiscal quarter, plus 100% of the net proceeds from any equity offering, calculated quarterly on the last day of each fiscal quarter.

6.9 Maintenance of Property. Borrower shall keep and maintain the Collateral in good working order and condition and make all needful and proper repairs, replacements, additions, or improvements thereto as are necessary, reasonable wear and tear excepted.

6.10 Maintain Security Interest. Borrower shall maintain, protect and preserve the security interest of the Banks in the Collateral and the lien position of the Banks in the Collateral, including, without limitation, (i) the filing of “claims” under insurance policies and (ii) protecting, defending and maintain the validity and enforceability of the Trademarks, Patents and Copyrights.

6.11 Deposit Accounts. With respect to deposit accounts that are maintained with financial institution other than the Banks, the Banks, or any of them, may request, and Borrower and each of its Subsidiaries shall obtain in favor of such Bank(s), a control agreement in form and substance satisfactory to such Bank(s).

6.12 Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments, agreements, documents and other records and take such further action as may be requested by any Bank to effect the purposes of this Agreement, including, without limitation, the perfection and continuation of perfection of the Banks’ security interests in the Collateral.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that until the termination of all Banks’ obligations under this Agreement to make Credit Extensions, and the payment in full of the Obligations, Borrower shall not do or permit to be done any of the matters set forth in this Section 7; and Borrower acknowledges to each Bank that the breach or default by Borrower of any of the covenants and agreements set forth below in this Section 7 is and the same shall be material.

7.1 Dispositions. Borrower shall not convey, sell, lease, transfer and otherwise dispose of and Borrower shall not permit any of its Subsidiaries to convey, sell, lease, transfer and otherwise dispose of (with respect to both Borrower and Borrower’s Subsidiaries, by operation of law or otherwise) any part of and any interest in their respective businesses and properties, including the Collateral, other than Permitted Transfers.

7.2 Change in Business; Change in Management or Executive Office. Borrower shall not engage in any business, or permit any of its Subsidiaries to engage in any business, other than as reasonably related or incidental to the businesses currently engaged in by Borrower. Borrower shall not have a Change in Management and will not, without thirty (30) days’ prior written notification to each Bank, relocate its chief executive office, change its state of organization or change any other matter that will or could result in any Bank’s security interests in the Collateral becoming unperfected.

7.3 Mergers or Acquisitions; New Subsidiary. Except for Permitted Acquisitions, Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person without the prior written consent of each Bank, which any Bank may grant or withhold in its sole and absolute discretion. Borrower shall not create or cause to be created or to come into existence any new Subsidiary after the Closing Date, without the prior written consent of each Bank.

7.4 Indebtedness. Borrower shall not create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness and normal and customary unsecured indebtedness incurred in the ordinary course of business. With respect to Indebtedness described in clause (iii) of the definition of Permitted Indebtedness in Exhibit A, to the extent not specifically prohibited by the terms of such Indebtedness, the Banks shall have a subordinate lien in and to all equipment and property financed or acquired with such Indebtedness (with the priority and allocation of such subordinate lien among the Banks to be determined pursuant to the Intercreditor Agreement).

7.5 Encumbrances. Borrower shall not create, incur, assume or allow any Lien with respect to the Collateral or any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Judgments. Borrower shall not permit a judgment or judgments for the payment of money in excess of $500,000 in the aggregate to be entered against it or any Subsidiary which judgment Borrower permits to remain unsatisfied or unstayed for a period of thirty (30) days after the same is entered against Borrower or a Subsidiary.

7.7 Distributions. Except for Permitted Dividends and Permitted Investments, Borrower shall not pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so.

7.8 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.9 Loans. Except for Permitted Investments and Permitted Acquisitions, Borrower shall not make or commit to make, or permit any of its Subsidiaries to make or commit to make, any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of any person.

7.10 Loans to Officers. Borrower shall not make, or permit any of its Subsidiaries to make, any loan or advance directly or indirectly for the benefit of any past, present, or future stockholder, director, officer, executive, manager, member, partner or employee of Borrower or a Subsidiary, as the case may be, other than advances or loans made in the ordinary course of business consistent with past practice, including but not limited to employee relocation loans, employee bridge loans and other incidental loans to employees, all in the ordinary course of business.

7.11 Compensation. Borrower shall not pay, or permit any Subsidiary to pay, any compensation to any past, present or future shareholder, director, officer, executive, member, manager, partner and employee, whether through salary, bonus or otherwise, if contrary to Borrower’s compensation policies or the executive compensation rules established by the United States Securities and Exchange Commission or the NASDAQ Stock Exchange.

7.12 Transactions with Affiliates. Borrower shall not directly or indirectly enter into or permit to exist, or permit any Subsidiary to directly or indirectly enter into or permit to exist, any material transaction with any Affiliate of Borrower or any Subsidiary except for transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.13 Subordinated Liabilities. Borrower shall not make any payment in respect of any Subordinated Liabilities, or permit any of its Subsidiaries to make any such payment except in compliance with the terms of such Subordinated Liabilities, or amend any provision contained in any documentation relating to the Subordinated Liabilities without each Bank’s prior written consent.

7.14 Inventory and Equipment. Borrower shall not store, or permit any Subsidiary to store, its Equipment with a bailee, warehouseman or similar person unless the Banks have received a pledge of the warehouse receipt covering such Equipment. Except for such other locations as each Bank may approve in writing, Borrower shall not move or relocate its Equipment from the location or locations identified in the Certificate of Borrower and such other locations of which Borrower gives each Bank prior written notice and as to which Borrower authorizes the filing of a Financing Statement where needed to perfect each Bank’s security interest.

7.15 Licenses. Borrower shall not become bound by, or permit its Subsidiaries to become bound by, any license, agreement or other record which would have a Material Adverse Effect.

7.16 Compliance. Borrower shall not become or be controlled by an “investment company”, within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or permit any of its Subsidiaries to do any of the foregoing.

7.17 Negative Pledge Agreements. Borrower shall not permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrower’s rights and interests in any Collateral.

7.18 Third Party Agreements. Borrower shall not enter into any agreement containing any provision that would be violated or breached by the performance of the obligations of Borrower under this Agreement.

8. EVENTS OF DEFAULT.

The occurrence of any one or more of the events, conditions, circumstances and matters set forth below in this Section 8 shall constitute an Event of Default by Borrower under this Agreement and the other Loan Documents. Notwithstanding the foregoing and anything else in this Agreement to the contrary, if any of the Obligations are payable on demand of the Banks, or any of them, then, in such event, there are no conditions precedent to any such Bank’s right to demand payment of such Obligations, in whole or in part, at any time and from time to time, without prior notice, until the entire unpaid balance outstanding under such Obligations, including principal, interest, fees, premiums, charges and costs and expenses are paid in full. And, there are no conditions precedent to any Bank exercising any of and all of its other rights and remedies at such time or times as it deems necessary or appropriate to recover full payment of the Obligations, including, without limitation, the exercise of any of and all of its rights and remedies set forth in Section 9 below, the exercise of any of and all of its other rights and remedies granted to it under the Loan Documents and the exercise of any of and all of its rights and remedies at law and in equity. The rights and obligations of the Banks relative to each other with respect to the priority of liens and the exercise of rights against, and the allocation of, the Collateral, are set forth in the Intercreditor Agreement.

8.1 Default under Obligations. The occurrence of any event of default or default condition under any of the Obligations, including, without limitation, Borrower’s failure to pay, when due, the principal of and interest on any of the Obligations, or Borrower’s failure to pay, when due, any and all other amounts due under any of the Obligations, including, without limitation, any taxes, fees, charges, premiums and costs and expenses.

8.2 Covenant Default. Borrower fails to perform or satisfy any obligation under Section 6 or violates any of the covenants contained in Section 7 of this Agreement, or fails or neglects to perform or observe or otherwise defaults under any other term, provision, condition, covenant or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future instrument, document, agreement or other record between Borrower and any Bank or from Borrower to any Bank or for the benefit of any Bank, whether monetary or non-monetary, and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default is non-monetary and cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such non-monetary default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that the Banks shall not be required to make any Credit Extensions during such cure period).

8.3 Guarantor Default. The failure of any other person obligated for the payment of any of the Obligations, either directly or indirectly, or obligated under this Agreement or any of the other Loan Documents to perform any of the terms and conditions imposed upon such other person by any of said agreements, as and when the same are required to be so performed, or the occurrence of some other default by such other person under any of said agreements.

8.4 Termination of Supporting Obligation. The termination of or the occurrence of an event of default or a default condition, after the expiration of any applicable cure periods, under any guaranty agreement or other supporting obligation (inclusive of letters of credit, third person pledge agreements and third person security agreements) which applies to this Agreement or any of the other Loan Documents.

8.5 Attachment. Borrower’s assets, or any part or portion thereof, are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period).

8.6 Insolvency. Borrower becomes insolvent, or an Insolvency Proceeding is commenced by Borrower, or an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be required to be made prior to the dismissal of such Insolvency Proceeding).

8.7 Other Agreements. The occurrence of a default in any agreement or agreements to which Borrower is a party with a third person or persons which results in a right by such third person or persons, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in the aggregate in excess of 2% of Borrower’s Tangible Net Worth or that could have a Material Adverse Effect.

8.8 Subordinated Liabilities. Borrower makes any payment on account of Subordinated Liabilities, except to the extent the payment is allowed under any subordination agreement entered into with the Banks.

8.9 Misrepresentations. Any misrepresentation or misstatement exists now or hereafter in any warranty or representation set forth herein, in any other Loan Document or in any certificate delivered to any Bank by any Responsible Officer pursuant to this Agreement or any other Loan Document, or to induce any Bank to enter into this Agreement or any other Loan Document.

8.10 Subsidiary Default. Default by any of Borrower’s Subsidiaries under any Indebtedness or other obligation now owing or which hereafter arises and is owing to any Bank.

9. BANK’S RIGHTS AND REMEDIES UPON DEFAULT.

9.1 Rights and Remedies upon an Event of Default. If an Event of Default shall occur under this Agreement, in addition to any other rights and remedies which may be available to the Banks and without limiting any other rights and remedies granted to the Banks in this Agreement, the other Loan Documents and at law and in equity, including, without limitation, the rights and remedies provided to the Banks under the Code, which rights and remedies are fully exercisable by each Bank as and when provided herein and therein, the Banks shall have the rights and remedies set forth below in this Section 9.1, any and all of which any Bank may exercise at its election, without notice to Borrower of its election and without demand, but subject to the rights of each other Bank under the Intercreditor Agreement, and with immediate written notice to each other Bank of the exercise of any such right or remedy.

(a) Acceleration of Obligations. Any Bank may, at its option, accelerate and declare immediately due and payable the Obligations, as well as any of and all of the other indebtedness and obligations owing under this Agreement and the other Loan Documents that are not already due hereunder and that are not already due thereunder. If there is more than one Obligation, any Bank may accelerate and declare immediately due and payable all of the Obligations owing to it, or any Bank may from time to time and at any number of times after the occurrence of an Event of Default, accelerate and declare immediately due and payable any one or more of the Obligations owing to it, as such Bank in its discretion elects to accelerate (provided that upon the occurrence of an Event of Default described in Section 8 under the heading “Insolvency”, all Obligations shall become immediately due and payable without any action by any Bank).

(b) Terminate Credit Extensions. Each Bank may limit Borrower’s right to receive any and all Advances under this Agreement and under any other agreement between such Bank and Borrower to such amounts as such Bank determines from time to time to be appropriate under the circumstances; each Bank may impose a moratorium on future Advances under this Agreement and under any other agreement between such Bank and Borrower; and each Bank may terminate the right of Borrower to receive Advances under this Agreement and under any other agreement between Borrower and such Bank; and in all the foregoing instances, a Bank’s rights relative to Credit Extensions may be exercised cumulatively, concurrently, alternatively and in any other manner and at any time or times as such Bank deems appropriate, in its discretion.

(c) Protection of Collateral. Each Bank may make such payments and do or cause to be done such acts as such Bank considers necessary or advisable to protect the Collateral and to preserve, protect, perfect and continue the perfection of its security interest in the Collateral. Borrower agrees to assemble the Collateral if any Bank so requires and to make the Collateral available to a Bank as such Bank (subject to the Intercreditor Agreement) may designate. Borrower authorizes each Bank and its representatives to enter the premises where the Collateral is located, to do, among other things a Bank deems necessary or advisable, the following: (i) take and maintain possession of the Collateral, or any part or parts of it, (ii) pay, purchase, contest or compromise any encumbrance, charge or lien which in a Bank’s determination appears to be prior or superior to its security interest, and (iii) pay all costs and expenses incurred in connection with any of the foregoing. With respect to any of Borrower’s premises, Borrower hereby grants each Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Banks’ rights and remedies provided herein, at law, in equity and otherwise.

(d) Sale and Disposition of Collateral Upon Default.

(i) Each Bank, directly and through others on its behalf, may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and/or sell the Collateral, or part or parts thereof, for cash or on terms, at one or more private or public sales held at such place or places as such Bank determines to be commercially reasonable, after having complied with the provisions of this Agreement, the Intercreditor Agreement, the other Loan Documents and applicable Requirements of Law relating to sale of the Collateral, including, without limitation, the requirements of the Code. Each Bank is hereby irrevocably granted a license or other right, pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, advertising matter and any property of a similar nature, together with the right of access to all tangible or electronic media in which any of the foregoing may be recorded or stored, in completing production of, management of, advertising for sale and selling any Collateral and, in connection with a Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to the Banks’ benefit. Borrower hereby agrees: (i) that fifteen (15) days notice of any intended sale or disposition of any Collateral is commercially reasonable; (ii) that a shorter period of notice of not less than ten (10) days will be commercially reasonable if each Bank, in its opinion, deems it necessary to move more expeditiously with disposition of the Collateral or any part thereof; and (iii) that the foregoing shall not require a notice if no notice is required under the Code (except immediate notice to each other Bank).

(ii) Each Bank, or any or all of them, may credit bid and purchase at any sale or sales.

(iii) The proceeds of any sale of, or other realization upon, all or any part of the Collateral pursuant to this Section 9.1 shall be applied by the Banks in the following order of priorities (subject to the terms of the Intercreditor Agreement), or such other order as the Banks, together, may determine or as may be required under applicable Requirements of Law: first, to payment of the costs and expenses of such sale or other realization, and all expenses, liabilities and advances incurred or made by the Banks in connection therewith, and any other unreimbursed costs and expenses for which the Banks are to be reimbursed pursuant to this Agreement and the other Loan Documents; second, to the payment of accrued but unpaid interest on the Obligations; third, to the payment of unpaid principal of the Obligations; fourth, to the payment of all other amounts owing or outstanding by Borrower under the Obligations, this Agreement, the other Loan Documents and otherwise to any Bank as provided herein or therein, until all the foregoing shall have been paid in full; finally, to payment to Borrower or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

(iv) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower, without demand by any Bank, but this provision shall not require any Bank to first dispose of the Collateral before attempting to recover payment of the Obligations from Borrower or any other person and each Bank shall have the right to proceed successively, concurrently and alternatively against the Collateral, the Borrower and any other person obligated on any of the Obligations in any order and at any time or times as it deems to be in its best interest.

(e) Discontinuance of Proceedings; Position of Parties Restored. If any Bank shall have proceeded to enforce any right or remedy under the Loan Documents by foreclosure, entry, or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to any Bank, then and in every such case Borrower and each Bank shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Banks shall continue as if no such proceedings had occurred or had been taken.

9.2 Remedies Cumulative. Each Bank’s rights and remedies under this Agreement, the Loan Documents and all other agreements shall be cumulative and may be exercised successively, concurrently, alternatively and in any other order and at such time or times as any Bank elects in its discretion. Each Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law and in equity. No exercise by any Bank of one right or remedy shall be deemed an election, and no waiver by any Bank, or all of them, of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by any Bank, or all of them, shall constitute a waiver, election or acquiescence by it. No waiver by any Bank shall be effective unless made in a written document signed on behalf of such Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. For the avoidance of doubt, a waiver of one Bank shall not in any event constitute a waiver by any other Bank absent its execution thereof.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile to Borrower or to a Bank, as the case may be, at their respective addresses as set forth on the signature page of this Agreement. Any such notice or demand sent by or to Borrower shall be sent simultaneously to all Banks. The parties may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other.

11. WAIVERS.

11.1 Waiver Of Trial By Jury. To the extent not prohibited by applicable Requirements of Law, Borrower and each Bank hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of any of the Loan Documents or any of the transactions contemplated therein, including contract claims, tort claims, breach of duty claims and all other common law or statutory claims. Each party recognizes and agrees that the foregoing waiver constitutes a material inducement for it to enter into this Agreement. Each party represents and warrants that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

11.2 Marshalling of Assets. Borrower hereby waives, to the extent permitted by law, the benefit of all appraisal, valuation, stay, extension, reinstatement and redemption laws now in force and those hereafter in force and all rights of marshalling in the event of any sale hereunder of the Collateral or any part or any interest therein.

11.3 Waiver of Action Against Third Persons. Borrower waives any right to require any Bank to bring any action against any other person or to require that resort be had to any security or to any balances of any deposit or other accounts or debts or credits on the books of any such Bank in favor of any other person.

12. GENERAL PROVISIONS.

12.1 Indemnification. Borrower hereby agrees to defend, protect, indemnify and hold harmless each Bank, all directors, officers, employees, attorneys, agents and independent contractors of each Bank, from and against all claims, actions, liabilities, damages and costs and expenses asserted against, imposed upon or incurred by such Bank or any of such other persons as a result of, or arising from, or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, except for losses resulting from the gross negligence or willful misconduct of or breach of this Agreement by, the person otherwise to be indemnified hereunder.

12.2 Choice of Law. This Agreement shall be deemed to have been executed and delivered in the Commonwealth of Virginia regardless of where the signatories may be located at the time of execution and shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, excluding, however, the conflict of law provisions thereof.

12.3 Additional Lenders. Additional lenders may be added to this Revolving Facility upon the written consent of all parties hereto, the execution by such additional lenders of an additional signature page to this Agreement evidencing such lender’s agreement to be bound by the terms hereof, and the similar execution by such lenders of the Intercreditor Agreement and such other instruments and agreements as may be required by the Banks then party hereto. The joinder of any such lender to this Revolving Facility shall not in any way affect the rights or obligations of the Banks then party hereto, except that the Commitments hereunder shall be adjusted from the date of such joinder in such manner as all parties may agree. Any such additional lender shall be deemed a “Bank” for purposes of this Agreement.

12.4 Incorporation of Exhibits; Customer and Loan Numbers. All exhibits, schedules, addenda and other attachments to this Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Agreement. The Customer and Loan Numbers, if any, stated in this Agreement are for the respective Bank’s internal business use and reference only and do not and shall not limit the scope and extent of any Bank’s rights hereunder, including the Obligations secured hereby and the security interests of the Banks in the Collateral.

12.5 Maintenance of Records by Banks. Borrower acknowledges and agrees that each Bank is authorized to maintain, store and otherwise retain the Loan Documents or any of them in their original, inscribed tangible form or a record thereof in an electronic medium or other non-tangible medium which permits such record to be retrieved in a perceivable form; that a record of any of the Loan Documents in a non-tangible medium which is retrievable in a perceivable form shall be the agreement of Borrower to the same extent as if such Loan Document was in its original, inscribed tangible medium and such a record shall be binding on and enforceable against Borrower notwithstanding the same is in a non-tangible form and notwithstanding the signatures of the signatories hereof are electronic, typed, printed, computer generated, facsimiles or other reproductions, representations or forms; and that a Bank’s certification that a non-tangible record of any of the Loan Documents is an accurate and complete copy or reproduction of the original, inscribed tangible form shall be conclusive, absent clear and convincing evidence of the incorrectness of said certification, and such non-tangible record or a reproduction thereof shall be deemed an original and have the same force and effect as the original, inscribed tangible form.

12.6 Credit Investigations; Sharing of Information; Control Agreements. Each Bank is irrevocably authorized by Borrower, during the term of this Agreement and until the last to occur of (i) payment in full of all the Obligations and (ii) termination of the Banks’ obligations to make Credit Extensions under this Agreement, to make or have made such credit investigations as it deems appropriate to evaluate Borrower’s and its Subsidiaries’ credit or financial standing, and Borrower authorizes each Bank to share with its affiliates its experiences with Borrower and its Subsidiaries and other information in Bank’s possession relative to Borrower and its Subsidiaries. The Banks (i) shall not have any obligation or responsibility to provide information to third persons relative to any Bank’s security interest in the Collateral, this Agreement or otherwise with respect to Borrower and its Subsidiaries and (ii) shall not have any obligation or responsibility to subordinate its security interest in the Collateral to the interests of any third persons or to enter into control agreements relative to the Collateral.

12.7 Banks’ Liability for Collateral. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, a Bank may at any time or times during the term of this Agreement make such payments and do or cause to be done such acts as a Bank considers necessary or advisable to protect the Collateral and to preserve, protect and perfect or continue the perfection of its security interest in the Collateral. So long as a Bank complies with reasonable banking practices, except as may be provided herein to the contrary, such Bank shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever.

12.8 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons, as required under the terms of this Agreement and the other Loan Documents, then after ten (10) days prior written notice to Borrower, and Borrower’s failure to pay such amounts, the Banks, or any of them, may do or cause to be done any or all of the following: (i) make payment of the same or any part thereof; (ii) set up such reserves as such Bank(s) deems necessary to protect it from the exposure created by such failure; and (iii) obtain and maintain insurance policies of the type required by this Agreement, and take any action with respect to such policies as any Bank deems prudent. Any amounts so paid or deposited by such Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the Default Rate from the date of payment or deposit and shall be secured by the Collateral. Any payments made by a Bank shall not constitute an agreement by a Bank to make similar payments in the future or a waiver by any Bank of any Event of Default under this Agreement. If a Bank is requested to waive an Event of Default or forbear taking action relative thereto, such Bank may condition any waiver or forbearance it elects, in its discretion, to grant Borrower on payment by Borrower of such fees to Bank as such Bank deems appropriate under the circumstances and may condition any such waiver or forbearance on Borrower reimbursing such Bank for all costs and expenses such Bank incurs in connection with such waiver or forbearance.

12.9 No Waiver; No Course of Dealing. Any Bank, at any time or times, may grant extensions of time for payment or other indulgences or accommodations to any person obligated on any of the Obligations, or permit the renewal, amendment or modification thereof or substitution or replacement therefor, or permit the substitution, exchange or release of any property securing any of the Obligations and may add or release any person primarily or secondarily liable on any of the Obligations, all without releasing Borrower from any of its liabilities and obligations under any of the Loan Documents and without such Bank waiving any of its rights and remedies under any of the Loan Documents, or otherwise, and further without effecting any release or waiver of any liabilities, obligations, rights or remedies accruing to any other Bank. No delay or forbearance by any Bank in exercising any or all of its rights and remedies hereunder and under the other Loan Documents or rights and remedies otherwise afforded by law or in equity shall operate as a waiver thereof or preclude the exercise thereof during the continuance of any Event of Default as set forth herein or in the event of any subsequent Event of Default hereunder. Also, no act or inaction of any Bank under any of the Loan Documents shall be deemed to constitute or establish a “course of performance or dealing” that would require such Bank, or any of them, to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances.

12.10 Relationship of Parties; Successors and Assigns. The relationship of the Banks to Borrower is that of a creditor to an obligor (inclusive of a person obligated on a supporting obligation) and a creditor to a debtor; and in furtherance thereof and in explanation thereof, no Bank has any fiduciary, trust, guardian, representative, partnership, joint venturer or other similar relationship to or with Borrower and no such relationship shall be drawn or implied from any of the Loan Documents or any actions or inactions of any Bank hereunder or with respect hereto – and, no Bank has any obligation to Borrower or any other person relative to administration of any of the Obligations and the Collateral, or any part or parts thereof, except as otherwise set forth herein. The covenants, terms and conditions herein contained shall bind, and the benefits and powers shall inure to, the respective heirs, executors, administrators, successors and assigns of the parties hereto, as well as any persons who become bound hereto as a debtor. If two or more persons or entities have joined as Borrower, each of the persons and entities shall be jointly and severally obligated to perform the conditions and covenants herein contained. The term “Bank” shall include any payee of the Obligations hereby secured and any transferee or assignee thereof, whether by operation of law or otherwise, and any Bank may transfer, assign or negotiate all or any of the Obligations secured by this Agreement from time to time without the consent of Borrower and without notice to Borrower (but subject to the consent of each other Bank and the execution and delivery by any such transferee or assignee of such documents, guaranties and agreements, including, without limitation, this Agreement and the Intercreditor Agreement, as such other Banks may reasonably require) and any transferee or assignee of any Bank or any transferee or assignee of another may do the same without Borrower’s consent and without notice to Borrower. Borrower waives and will not assert against any transferee or assignee of any Bank any claims, defenses, set-offs or rights of recoupment which Borrower could assert against a Bank, except defenses which Borrower cannot waive.

12.11 Time of Essence. Time is of the essence for the performance of all of Borrower’s covenants and agreements (inclusive of the Obligations) set forth in this Agreement and each of the Loan Documents.

12.12 Amendments in Writing; Integration. All amendments to or terminations of this Agreement must be in writing and must be executed by each party hereto. All prior agreements, understandings, representations, warranties and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

12.13 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.14 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the obligations of Borrower to indemnify the Banks as described in Section 12.1 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against each such Bank have run.

12.15 Limited License. During the term of this Agreement, Borrower hereby grants to each Bank and its Affiliates, a non-exclusive, world-wide, non-transferable, royalty-free irrevocable license to use the Borrower’s Marks (as herein defined) solely for and in connection with the general marketing, promotion and advertising activities of such Bank and its Affiliates. General marketing, promotion and advertising activities shall include press releases, product brochures, tombstone ads and other advertising typical in industry practice and disclosure of Borrower’s Marks on such Bank’s website, including a link to the Borrower’s website. “Marks” shall mean Borrower’s names, logos, Trademarks, trade names, service marks and world wide web addresses. Bank shall use commercially reasonable efforts to cause the appropriate designation “™” or the registration symbol “®” to be placed adjacent to the Marks in connection with the use thereof. Notwithstanding the foregoing, no Bank shall be under any obligation to use any of such Marks. Any marketing, promotion, advertising or other materials which incorporate Borrower’s Marks shall be submitted to Borrower for approval prior to publication.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

::ODMA\PCDOCS\DOCSNFK\1024329\7

In witness whereof, the parties have caused this agreement to be executed with authority duly obtained, as of the date first written above.

PORTFOLIO RECOVERY ASSOCIATES, INC.
By: /s/ Steven D. Fredrickson Print Name: _Steven D. Fredrickson Title: President and CEO Portfolio Recovery Associates, Inc. 120 Corporate Boulevard, Suite 100 Norfolk, VA 23502	Witness:
Attn: General Counsel FAX: 757-554-0586	/s/ Kevin P. Stevenson Print Name: Kevin P. Stevenson

WACHOVIA BANK, NATIONAL ASSOCIATION	BANK OF AMERICA, N.A.

By: /s/ Kevin Bonniwell	By: /s/ Paula H. Smith

Name: Kevin Bonniwell Title: Senior Vice President Address for Notices:	Name: Paula H. Smith Title: Senior Vice President Address for Notices:
Wachovia Bank, National Association 1021 E. Cary Street Mail Code VA 9621 Richmond, VA 23219 Attn: David Brawley, Vice President FAX: (804) 697-7661	Bank of America, N.A. One Commercial Place Commercial Banking, Third Floor Norfolk, VA 23510 Attn: Paula H. Smith FAX: (757) 441-8599